FIRST GUARANTY BANCSHARES, INC.

March 30, 2015

Dear Shareholder,

First Guaranty Bancshares, Inc. on February 28, 2015, closed the month of February with a total loan balance of $811 million. On February 9, 2015, First Guaranty, for the first time, broke the $800 million mark in total loan portfolio with a total of $803 million. As of the end of February, year-to-date income stood at $2,130,000. This is $430,000 more than the same period in 2014. Assets at the end of February 2015 totaled $1,558,000,000 compared to $1,471,000,000 as of the end of February 2014.

Although the quarter is not completed and the numbers are not official, it is projected that the net income for the three month period ending March 31, 2015 will be greater than $3.2 million. This is an increase year over year of approximately $400,000 or 14%. This puts us ahead of our budget for 2015.

After dividends to our shareholders of approximately $1,006,000, in the first quarter we will have added $2,000,000 to capital at First Guaranty Bancshares, Inc.

We continue to create value for our shareholders while making progress toward our fortress balance sheet. This dividend represents the 87th quarterly dividend First Guaranty has declared and paid. Since our reorganization in February of 1993, we paid our first dividend in September of 1993 and this dividend brings the total dividends paid to shareholders to $53.6 million. In addition, we have added $89 million to capital.

In addition to the strong earnings and the dividends and increases to capital, we have requested bids for construction of our new branch in Ponchatoula and anticipate beginning construction by May 1.

First Guaranty Bancshares, Inc. continues moving forward toward our goals. We have and plan to continue treating our shareholders well.

Thank you for your continued support. If you have any questions, please do not hesitate to contact me at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

POST OFFICE BOX 2009 • HAMMOND, LOUISIANA 70404-2009 • (985) 345-7685 • (888) 375-3093 • FAX (985) 419-1510